Exhibit 10.40

April 13, 2019

To: Melker Nilsson

Dear Melker,

I am pleased to offer you employment with Keystone Dental Holdings, Inc. (the “Company”), a Delaware corporation, as Chief Executive Officer, commencing June 15th, 2019. You will have such duties and responsibilities as may be determined by the Board of Directors from time to time. The Chief Executive Officer position will have a seat on the Board of Directors. It is clarified that during the period of June 15th-July 31, 2019 you will work in limited capacity based on your availability and will charge the company with consulting fee. Your full-time employment as described below will commence on August 1, 2019. We will sign a consulting agreement effective June 1st, 2019 to July 31st, 2019 to cover the interim period. Official announcement of your joining Keystone as CEO effective June 15th, will be made on June 3rd, 2019, post the elapse of your current none-compete agreement. The Company acknowledges that you have made the restrictive covenants by which you are bound from your previous employer (the “Restrictive Covenants”) available to the Company. The parties hereto agree and acknowledge that, due to the Restrictive Covenants, no service of any kind may or will be provided by you before June 1, 2019.

Your base annual salary will be $500,000, inclusive of all applicable income tax, social security and other taxes and charges that are required by law to be withheld by the Company, payable in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect. In addition, you will be entitled to the following additional compensation:

You will be eligible for an annual incentive bonus award of up to 50% of your base annual salary, pro-rated for any partial employment year, based on your achievement of annual objectives (the “Objectives”) to be determined by the Company’s Board of Directors in respect of each fiscal year during which you are employed by the Company. The annual bonus will be paid to you at the same time as annual bonuses are generally payable to other senior executive of the Company (the “Payment Date”), provided, that in the event (i) you are terminated by the Company without Cause, or (ii) your employment with the Company is terminated by reason of a Change of Control (defined below), prior to the Payment Date, then you will be entitled to a pro-rata bonus at such rate as is paid (and when paid) to other senior executives of the Company. Should you resign before the annual Payment Date you will forfeit the bonus that would have been paid on such Payment Date.

You will be awarded stock options (the “Options”) to purchase such number of shares of the Company’s Common Stock, constituting on the date of the grant 4% of the Company’s issued and outstanding shares of Common Stock, under the Company’s employees stock option plan (the “Plan”). The Options shall vest over a period of 16 calendar quarters, with 1/16 vesting at the beginning of each calendar quarter commencing the 1st day of the calendar month following your employment effective date with full acceleration in Change in Control (as defined in the Plan) occurring during the term of your employment and shall otherwise be subject to all the provisions of the Plan.

You will be entitled to 23 days of paid vacation days during each calendar year, prorated for partial years of employment, subject to any and all accrual caps imposed by the Company’s standard policies, as in effect from time to time.

You will be reimbursed for all normal items of travel (coach-plus class for domestic flights and business class for international flights with fare up to $5,000) and entertainment and miscellaneous expenses reasonably incurred by you on behalf of Company, provided that such expenses are documented and submitted to the Company, all in accordance with the reimbursement policies of the Company as in effect from time to time. You will generally spend half of your time at the Burlington facility and further travel as needed to fulfill your role as CEO. The Company will pay reasonable rent for an apartment near the Burlington facility and rental car when in Burlington

You will be entitled to participate in the Company-sponsored group medical, dental, vision and other insurance plans, if and when in effect from time to time as adopted by the Company and in effect for similarly situated employees of the Company.

You will be covered by the Company’s indemnification and advancement obligations for its directors and officers by reason of their services in such capacities, including in respect of any claim by your former employer by reason of your services as an employee and/or consultant to the Company. You will also be covered under the Company’s D&O Insurance in effect from time to time.

You can serve as none-executive director (but not a Chairman) at up to two boards which will be pre-approved by the Chairman. DOXA (dental cement) and Osstell (implant stability) are approved. This approval is subject to an annual review of each company’s product line, as well as anytime there is a change of control.

Your employment with the Company shall be an at-will employment. Either the Company or you may terminate your employment with the Company, at any time and for any reason, upon 30 days prior written notice. The Company may, at its sole discretion, in lieu of continuing your employment during such notice period, terminate your employment effective any time during such notice period and pay you as severance payment a lump sum amount equal to the base salary that would have been entitled to from the effective date of such termination through the end of the notice period.

In the event of termination by the Company without cause or upon the occurrence of a Change in Control (as defined in the Plan), you will be entitled to a lump-sum payment, in an amount equal to one-year base salary then in effect, in consideration for your post-employment confidentiality and one-year non-compete undertakings (which will cover any company competing with the business of the Company now or as it shall be in the future during the term of your employment), and further subject to your execution of a general release in favor of the Company in a customary form satisfactory to the Company.

In the event of your resignation, you will be entitled, at the Company’s option, to a lump-sum payment, in an amount equal to $100,000 or $200,000 in the event your resignation will take place after June 15th, 2021, less any withholdings required to be made pursuant to applicable federal, state or local law, in consideration for your post-employment confidentiality and one-year non-compete undertakings (which will cover any company competing with the business of the Company now or as it shall be in the future during the term of your employment), and further subject to your execution of a general release in favor of the Company in a customary form satisfactory to the Company.

In addition, the Company may terminate your employment for Cause without any prior notice. The term “Cause” as used herein shall mean any one or more of the following: (a) your conviction for any felony involving moral turpitude or affecting the Company or any affiliated company; (b) your embezzlement of funds of the Company or any affiliated company; (c) any breach of your fiduciary duties or duties of care towards the Company or any affiliated company (including without limitation any disclosure of confidential information of the Company or any affiliated company or any breach of a non-competition undertaking); or (d) any conduct in bad faith reasonably determined by the board of directors of the Company to be materially detrimental to the Company or, with respect to any affiliated company, reasonably determined by the board of directors of such affiliated company to be materially detrimental to either the Company or such affiliated company. (A termination of your employment with the Company whether or not for Cause will not deny you your benefits under COBRA at your expense).

By accepting the employment offered to you hereby, you represent and warrant to the Company that you have not entered into, and you are not otherwise bound by, any contract or other undertaking that would in any way restrict, or interfere with, your employment by the Company and your performance of your duties as CEO.

This employment offer letter shall be governed by Delaware substantive laws. The employment offered to you hereby is further conditioned on your returning a copy of this offer letter executed by you at the space provided below, along with an executed copy of the form attached hereto containing your nondisclosure, developments assignment and non-compete covenants, no later than April 11, 2019.

I welcome the opportunity to work with you and I look forward to a mutually beneficial relationship.

Sincerely

/s/ Uri Geiger
Uri Geiger
Chairman of the Board

I hereby accept employment with Keystone Dental Holdings, Inc. under the terms of the foregoing letter effective August 1st, 2019

/s/ Melker Nilsson
Melker Nilsson

Date: Spt 13/2019